Exhibit 10.17

August 1, 2017

Gregory Billings
[Redacted]
[Redacted]

Re: Amendment to Employment Letter

Dear Gregory,

On behalf of Calix, Inc. (the “Company”), the Compensation Committee of the Company’s Board of Directors (the “Committee”) and has recommended this amendment (the “Amendment”) to certain of the compensation terms of your offer of employment dated December 7, 2016 (the “Employment Letter”) for your full-time position of Senior Vice President, Services of the Company. Capitalized terms not defined in this Amendment shall have the definitions provided in Employment Letter.

This Amendment revises certain provisions of Section 3 of the Employment Letter as set forth below effective as of August 1, 2017 (the “Amendment Effective Date”):

A.	Section 3(b) of the Employment Letter is hereby replaced in its entirety with the following:

(b)
Performance Bonus/Variable Compensation. You shall be eligible to receive variable compensation for 2017 targeted at 55% of your Base Salary (the “Variable Compensation”). Variable Compensation shall be based on the achievement of the performance objectives and funding requirements as established under the Company’s Executive Cash Bonus Plan. In addition, eleven months after your Employment Commencement Date, you shall be eligible for a one-time variable compensation lump-sum bonus payment at a minimum of $85,000.00 to a maximum amount of $100,000.00, less applicable deductions and withholdings. This one-time variable compensation lump-sum bonus will be based on performance targets and objectives established within the first thirty-days after your Employment Commencement Date and will be paid (if at all) within 30 days following the eleventh-month anniversary of your Employment Commencement Date.

B.	Section 3(d) of the Employment Letter is hereby replaced in its entirety with the following:

(d)
Stock Option Individual Performance Grant. The Company will recommend that the Committee grant you an option under the Plan to purchase a minimum of 50,000 shares (the “Shares”) of the Company’s Common Stock (the “Option”) in November 2017. The Option will have an exercise price per share equal to the fair market value of the Company’s Common Stock on the date of the November 2017 Committee meeting (or the date of grant if no such date). The actual number of Shares will be based on the achievement of your performance targets and objectives established by the CEO within the first thirty-days after your Employment Commencement Date. The Option is subject to approval by the Committee and, if approved, the Option will vest over four years from your Employment Commencement Date, with 25% of the Shares vesting on the one-year anniversary of the Employment Commencement Date, and the remainder of the Shares vesting quarterly thereafter in equal installments over the next 36 months. Vesting shall cease upon your last day of active employment with the Company. The remaining terms of the Option will be in accordance with the terms and conditions of the Plan and the written stock option award agreement evidencing the Option.

Except as modified herein, all terms and conditions of the Employment Letter shall remain in full force and effect. The Employment Letter and this Amendment set forth the complete agreement among the undersigned with respect to the subject matter thereof.

To indicate your acceptance of the Amendment as of the Amendment Effective Date, please sign and date in the space provided below and return to me. This Amendment may not be modified or amended except by a written agreement signed by the Company and by you.

Very truly yours,
Calix, Inc.	ACCEPTED AND AGREED:

/s/ Carl Russo	/s/ Gregory Billings
Carl Russo President and Chief Executive Officer	Gregory Billings Senior Vice President, Services